Exhibit 99.2

ROGERS COMMUNICATIONS INC.

OFFER TO EXCHANGE

Up to US$1,000,000,000 2.95% Senior Notes due 2025, US$1,300,000,000 3.20% Senior Notes due 2027, US$2,000,000,000 3.80% Senior Notes due 2032, US$750,000,000 4.50% Senior Notes due 2042 and US$2,000,000,000 4.55% Senior Notes due 2052

for a like aggregate principal amount of

2.95% Senior Notes due 2025, 3.20% Senior Notes due 2027, 3.80% Senior Notes due 2032, 4.50% Senior Notes due 2042 and 4.55% Senior Notes due 2052, respectively, in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”)

Pursuant to the Prospectus dated         , 2023

, 2023

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Rogers Communications Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), is offering, upon and subject to the terms and conditions set forth in the prospectus, dated                , 2023 (as amended or supplemented, the “Prospectus”), and related letter of transmittal (the “Letter of Transmittal”), to exchange up to the aggregate principal amount outstanding of the corresponding series of each series of Restricted Notes (as defined below) for a like aggregate principal amount of Exchange Notes (as defined below) in a transaction registered under the Securities Act (each an “Exchange Offer” and, collectively, the “Exchange Offers”).

Series of Restricted Notes (collectively, the “Restricted Notes”)	Aggregate Principal Amount Outstanding		Series of Notes Registered Under the Securities Act (collectively, the “Exchange Notes”)
2.95% Senior Notes due 2025	US$	1,000,000,000	2.95% Senior Notes due 2025
3.20% Senior Notes due 2027	US$	1,300,000,000	3.20% Senior Notes due 2027
3.80% Senior Notes due 2032	US$	2,000,000,000	3.80% Senior Notes due 2032
4.50% Senior Notes due 2042	US$	750,000,000	4.50% Senior Notes due 2042
4.55% Senior Notes due 2052	US$	2,000,000,000	4.55% Senior Notes due 2052

The terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Restricted Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the Restricted Notes do not apply to the Exchange Notes.

The Exchange Offers are being made in order to satisfy certain obligations of the Company and Rogers Communications Canada Inc., a wholly-owned subsidiary of the Company (the “Guarantor”), contained in the registration rights agreement, dated as of March 11, 2022 (the “Registration Rights Agreement”), among the Company, the Guarantor and BofA Securities, Inc., as representative of the initial purchasers. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Restricted Notes regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Restricted Notes registered in your name or in the name of your nominee, or who hold Restricted Notes registered in their own names, we are enclosing the following documents:

1.	The Prospectus, dated , 2023;

2.	The Letter of Transmittal, dated , 2023, for your use in connection with the tender of Restricted Notes and for the information of your clients; and

3.

A form of letter which may be sent to your clients for whose account you hold Restricted Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers.

Your prompt action is requested. Each Exchange Offer will expire at 5:00 p.m., New York City time, on                 , 2023, unless extended by the Company in its sole discretion (such date and time as it may be extended, the “Expiration Date”). The extension of any particular Exchange Offer will not result in an extension of any other Exchange Offer unless the Company so provides in the relevant notice of extension. Restricted Notes tendered pursuant to the Exchange Offers may be withdrawn (in accordance with the procedures set forth in the Prospectus) at any time before the applicable Expiration Date.

The Company will not pay any fees or expenses to any broker, dealer, commercial bank or trust company or any other person (other than the Exchange Agent) in connection with the solicitation of tenders of the Restricted Notes pursuant to the Exchange Offers. Subject to certain exceptions detailed in the Registration Rights Agreement, the Company will pay all expenses incident to the Exchange Offers, including the fees and expenses of the Exchange Agent and the expenses of one counsel for the holders of the Restricted Notes.

To participate in the Exchange Offers, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal (or an Agent’s Message (as defined in the Letter of Transmittal) in lieu of the Letter of Transmittal, which states that The Depository Trust Company (“DTC”) has received an express acknowledgment from the tendering participant in its Automated Tender Offer Program stating that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of

Transmittal against the participant) must be sent to the Exchange Agent (as defined in the Letter of Transmittal) and certificates, if any, representing the Restricted Notes (or confirmation of a book-entry transfer of such Restricted Notes into the Exchange Agent’s account at DTC) must be delivered to the Exchange Agent, in each case, in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

Any inquiry you may have with respect to the Exchange Offers, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent for the Exchange Offers at its address and telephone number set forth in the Prospectus under the caption “The Exchange Offers—Exchange Agent”.

Very truly yours,

ROGERS COMMUNICATIONS INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE GUARANTOR OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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